As filed with the Securities and Exchange Commission on February 8, 2018

Registration No.  333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Victory Capital Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	32-0402956
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Victory Capital Holdings, Inc.

4900 Tiedeman Road 4th Floor

Brooklyn, OH 44144

(216) 898-2400

(Address of Principal Executive Offices)

Victory Capital Holdings, Inc. Equity Incentive Plan

Victory Capital Holdings, Inc. 2018 Stock Incentive Plan

Victory Capital Holdings, Inc. 2018 Employee Stock Purchase Plan

(Full title of the plans)

Nina Gupta
Chief Legal Officer

Victory Capital Holdings, Inc.

4900 Tiedeman Road 4th Floor

Brooklyn, OH 44144

(216) 898-2400

(Name, address and telephone number,
including area code, of agent for service)

Copies to:

David K. Boston

Danielle Scalzo

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

(212) 728-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐ Non-accelerated filer☐	(Do not check if a smaller reporting company)	Accelerated filer ☐ Smaller reporting company☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered		Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, par value $0.01 per share
-	Victory Capital Holdings, Inc. 2018 Employee Stock Purchase Plan	350,388(2)	$13.00(6)	$4,555,044.00(6)	$567.10
-	Victory Capital Holdings, Inc. 2018 Stock Incentive Plan	3,372,484(3)	$13.00(6)	$43,842,292.00(6)	$5,458.37
Class B Common Stock, par value $0.01 per share
-	Victory Capital Holdings, Inc. 2018 Stock Incentive Plan	3,372,484(4)	$13.00(6)	$43,842,292.00(6)	$5,458.37
-	Victory Capital Holdings, Inc. Equity Incentive Plan	9,433,397(5)	$6.03(7)	$56,883,383.91(7)	$7,081.98

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers an indeterminable number of additional shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), of Victory Capital Holdings, Inc. (the “Company” or “Registrant”) as may hereafter be offered or issued under the Victory Capital Holdings, Inc. 2018 Employee Stock Purchase Plan (the “Stock Purchase Plan”), Class B Common Stock, par value $0.01 per share (“Class B Common Stock”) of the Company as may hereafter be offered or issued under the Victory Capital Holdings, Inc. Equity Incentive Plan (the “Equity Plan”), and shares of Class A Common Stock and Class B Common Stock of the Company as may hereafter be offered or issued under the Victory Capital Holdings, Inc. 2018 Stock Incentive Plan (the “2018 Plan,” and together with the Stock Purchase Plan and the Equity Plan, the “Plans”), in each case, to prevent dilution resulting from stock splits, stock dividends, or similar transactions effected without the receipt of consideration.

(2)	Represents the maximum number of shares of Class A Common Stock which were reserved for issuance under the Stock Purchase Plan.
(3)

Represents the maximum number of shares of Class A Common Stock which were reserved for issuance under the 2018 Plan. Pursuant to the 2018 Plan, the Company may issue awards in respect of Class A Common Stock or Class B Common Stock, as determined by the Company. As a result, the Company is registering the maximum number of shares of Class A Common Stock and the maximum number of shares of Class B Common Stock that could be issued.

(4)

Represents the maximum number of shares of Class B Common Stock which were reserved for issuance under the 2018 Plan. Pursuant to the 2018 Plan, the Company may issue awards in respect of Class A Common Stock or Class B Common Stock. As a result, the Company is registering the maximum number of shares of Class A Common Stock and the maximum number of shares of Class B Common Stock that could be issued.

(5)

Represents the maximum number of shares of Class B Common Stock reserved for issuance upon the exercise of option awards outstanding under the Equity Plan as of the date of this Registration Statement. To the extent that any such option awards expire, terminate or are forfeited, the shares of Class B Common Stock subject to such award will no longer be available for grant under any of the Plans.

(6)

Estimated solely for purposes of calculating the amount of the registration fee, pursuant to Rules 457(c) and 457(h) under the Securities Act, based on $13.00, which is the initial public offering price per share of Class A common stock set forth on the cover page of the Company prospectus dated February 7, 2018 relating to its initial public offering. Pursuant to the Stock Purchase Plan, the purchase price of the Class A Common Stock reserved for issuance thereunder will not be less than an amount equal to 95% of the fair market value of the shares of Class A Common Stock on the applicable purchase date.

(7)

Estimated solely for purposes of calculating the amount of the registration fee, pursuant to Rules 457(c) and 457(h) under the Securities Act, based on $6.03, the weighted average exercise price of 9,433,397 option awards outstanding under the Equity Plan as of the date of this Registration Statement.

EXPLANATORY NOTE

This registration statement on Form S-8 (this “Registration Statement”) is filed by Victory Capital Holdings, Inc. (the “Company” or “Registrant”) to register (a) 350,388 shares of the Registrant’s Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), which may be issued under the Victory Capital Holdings, Inc. 2018 Employee Stock Purchase Plan (the “Stock Purchase Plan”), (b) 3,372,484 shares of Class A Common Stock which may be issued under the Victory Capital Holdings, Inc. 2018 Stock Incentive Plan (the “2018 Plan”), (c) 3,372,484 shares of the Registrant’s Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”), which may be issued under the 2018 Plan, and (d) 9,433,397 shares of Class B Common Stock which may be issued under the Victory Capital Holdings, Inc. Equity Incentive Plan (the “Equity Plan,” and together with the Stock Purchase Plan and the 2018 Plan, the “Plans”).  The Equity Plan, Stock Purchase Plan and 2018 Plan were adopted on July 31, 2013, February 5, 2018 and February 5, 2018, respectively.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement have been or will be sent or given to participating employees as specified in Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”), in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “Commission”).  Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Certain Documents by Reference.

The following documents, filed with the Commission by the Company, are incorporated by reference into this Registration Statement:

(a)  the Company’s prospectus filed on February 8, 2018, pursuant to Rule 424(b) of the Securities Act, relating to the registration statement on Form S-1, originally filed on January 11, 2018, as amended (File No. 333-222509), which contains the audited financial statements for the Company’s latest fiscal year for which such statements have been filed;

(b)  the description of the Company’s Class A Common Stock, which is contained in the Company’s registration statement on Form 8-A filed on February 6, 2018 (File No. 333-222509) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with any amendment or report filed with the Commission for the purpose of updating this description.

In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission; provided, however, that documents or portions thereof which are “furnished” and not “filed” in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement unless the Registrant expressly provides to the contrary that such document is incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement except as so modified or superseded.

Item 4.   Description of Securities.

See the description of the Registrant’s Class A and Class B common stock contained in the Registration Statement on Form S-1 (File No. 333-222509).

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s certificate of incorporation, to be in effect upon the completion of this offering, includes provisions that eliminate the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors, except for the following:

•                 any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•                 acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

•                 under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or

•                 any transaction from which the director derived an improper benefit.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, the bylaws of the Registrant, to be in effect upon the completion of this offering, provide that:

•    The Registrant shall indemnify its directors and officers for serving the Registrant in those capacities or for serving other business enterprises at the Registrant’s request, to the fullest extent permitted by Delaware law.  Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•    The Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

•    The Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•    The Registrant will not be obligated to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the Registrant’s board of directors or brought to enforce a right to indemnification.

•    The rights conferred in the certificate of incorporation and bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

The Registrant’s policy is to enter into separate indemnification agreements with each of its directors, officers and members of the Employee Shareholders Committee that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and also provide for certain additional procedural protections.  The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

These indemnification provisions and the indemnification agreements entered into between the Registrant and its officers and directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

The underwriting agreement filed as Exhibit 1.1 to the registration statement on Form S-1, originally filed on January 11, 2018, as amended (File No. 333-222509), provides for indemnification in limited circumstances by the underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act and otherwise.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

The following exhibits are filed herewith or are incorporated herein by reference:

Exhibit No.		Incorporated by Reference			Filed Herewith
	Description	Form	Exhibit	Filing Date
1.1	Form of Underwriting Agreement	S-1/A (No. 333- 222509)	1.1	February 5, 2018	–

5.1	Opinion of Willkie Farr & Gallagher LLP	–	–	–	X

23.1	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5.1 hereto)	–	–	–	X

23.2	Consent of Ernst & Young LLP	–	–	–	X

23.3	Consent of PricewaterhouseCoopers LLP	–	–	–	X

24.1	Power of Attorney (included on the signature page of this Registration Statement)	–	–	–	X

99.1	Victory Capital Holdings, Inc. Equity Incentive Plan	S-1/A (No. 333- 222509)	10.4	February 5, 2018	–

99.2	Amendment No. 1 to the Victory Capital Holdings, Inc. Equity Incentive Plan	S-1/A (No. 333- 222509)	10.5	February 5, 2018	–

99.3	Amendment No. 2 to the Victory Capital Holdings, Inc. Equity Incentive Plan	S-1/A (No. 333- 222509)	10.6	February 5, 2018	–

		S-1/A
99.4	Amendment No. 3 to the Victory Capital Holdings, Inc. Equity Incentive Plan	(No. 333- 222509)	10.7	February 5, 2018	–

99.5	Amendment No. 4 to the Victory Capital Holdings, Inc. Equity Incentive Plan	S-1/A (No. 333- 222509)	10.8	February 5, 2018	–

99.6	Victory Capital Holdings, Inc. 2018 Stock Incentive Plan	S-1/A (No. 333- 222509)	10.2	February 5, 2018	–

99.7	Victory Capital Holdings, Inc. 2018 Employee Stock Purchase Plan	S-1/A (No. 333-222509)	10.3	February 5, 2018	–

Item 9.   Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with, or furnished to, the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the

Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brooklyn, State of Ohio, on the 8th day of February, 2018.

Victory Capital Holdings, Inc.

/s/ David C. Brown
David C. Brown
Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of Victory Capital Holdings, Inc., hereby severally constitute and appoint David C. Brown, Michael D. Policarpo and Nina Gupta, or any of them individually, our true and lawful attorneys-in-fact with full power of substitution, to sign for us and in our names in the capacities indicated below the Registration Statement and any and all pre-effective and post-effective amendments to the Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable the Registrant to comply with the provisions of the Securities Act, and all requirements of the Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys-in-fact to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ David C. Brown	Chief Executive Officer and Chairman	February 8, 2018
David C. Brown	(Principal Executive Officer)

/s/ Terrance F. Sullivan	Chief Financial Officer and Head of Strategy	February 8, 2018
Terrance F. Sullivan	(Principal Financial and Accounting Officer)

/s/ Milton R. Berlinski	Director	February 8, 2018
Milton R. Berlinski

/s/ Alex Binderow	Director	February 8, 2018
Alex Binderow

/s/ Lawrence Davanzo	Director	February 8, 2018
Lawrence Davanzo

/s/ Richard M. DeMartini	Director	February 8, 2018
Richard M. DeMartini

/s/ James B. Hawkes	Director	February 8, 2018
James B. Hawkes

/s/ Karen Hirtler-Garvey	Director	February 8, 2018
Karen Hirtler-Garvey

/s/ Robert J. Hurst	Director	February 8, 2018
Robert J. Hurst

/s/ Alan H. Rappaport	Director	February 8, 2018
Alan H. Rappaport